         THIS SECOND AMENDMENT TO CREDIT AGREEMENT ("Second Amendment"), dated as of June 15, 2001, is entered into by and among SCOTIA PACIFIC COMPANY LLC, a
Delaware limited liability company (the "Company"), BANK OF AMERICA, N.A.,
(formerly named Bank of America National Trust and Savings Association) as agent for itself and the Banks (the "Agent"), and the several financial institutions parties to the Credit Agreement (collectively, the "Banks").

                                    RECITALS

         A. The Company, Banks, and Agent are parties to a Credit Agreement dated as of July 20, 1998, as amended by the First Amendment to Credit Agreement dated as of July 16, 1999 (the "Credit Agreement") pursuant to which the Agent and the Banks have extended certain credit facilities to the Company. The
Scheduled Termination Date thereunder has been extended pursuant to Section 2.13 thereof to July 12, 2002.

         B. The Company has agreed to pay an amendment fee to the Agent for itself and the other Banks

         NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

            1.       Defined Terms.   Unless otherwise defined herein,
capitalized terms used herein shall have the meanings, if any, assigned to them in the Credit Agreement.

            2.       Amendments to the Credit Agreement.

                     Section 2.14 of the Credit Agreement is hereby amended by
deleting such Section in its entirety, and inserting in its place the following:

                     The Company shall pay to the Agent for the account of each
Bank supplemental interest on the Principal Amount of all outstanding Advances of such Bank ("Supplemental Interest"), in addition to the interest provided under
Section 2.7, in an amount equal to (a) 0.25% per annum (computed as provided in
Section 2.9) at any time that Advances have not been continuously outstanding for more than six months and (b) 1.50% per annum (as so calculated) at all other times, in each case on such Principal Amount outstanding from time to time after the Effective Date (as defined in the Second Amendment hereto). Supplemental
Interest and interest accrued thereon pursuant to his Section 2.14 shall be due and payable as and to the extent funds are available for payment of Supplemental
Liquidity Provider Interest pursuant to and as defined in the Indenture. Any
Supplemental Interest and any interest accrued thereon by operation of this sentence that remains unpaid on any Monthly Deposit Date shall, as of that
Monthly Deposit Date, compound and shall thereafter itself accrue interest, until payment in full of all Supplemental Interest and interest accrued thereon, at the rate that would then be applicable to Base Rate Advances as provided in
Section 2.7(c) plus an additional (a) 0.2514 per annum (computed as provided in
Section 2.9) at any time that Advances have not been continuously outstanding for more than six months and (b) 1.50% per annum (as so calculated) at all other times.

            3.       Representations and Warranties.  The Company hereby
represents and warrants to the Agent and the Banks, as of the Effective Date,
as follows:

                     (a)      No Indenture Default or Indenture Event of Default
exists.

                     (b)      The execution, delivery and performance by the
Company of this Second Amendment have been duly authorized by all necessary limited liability company and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any person
(including any governmental agency) in order to be effective and enforceable.
Without limiting the foregoing, this Second Amendment has been approved by a resolution of the Board of Managers of the Company, including all Independent
Managers, and does not require consent of the Trustee or Rating Agency
Confirmation or consent of the Noteholders (as those terms are defined in the
Indenture). The Credit Agreement as amended by this Second Amendment constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, without defense, counterclaim or offset as of the date hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

                     (c)      All representations and warranties of the Company
contained in the Credit Agreement are true and correct, except that the term
"Offering Memorandum" shall be deemed to include subsequent filings by the
Company with the Securities and Exchange Commission.

                     (d)      The Company is entering into this Second Amendment
on the basis of its own investigation and for its own reasons, without reliance upon the Agent and the Banks or any other person.

            4.       Effective Date.  This Second Amendment will become
effective upon the first Business Day (the "Effective Date") that each of the following conditions precedent has been satisfied:

                     (a)      The Agent has received from the Company and the
Required Banks a duly executed original, or telefacsimile of such executed original, of this Second Amendment.

                     (b)      The Company shall have paid to the Agent, (i) for
the account of each Bank that has executed a counterpart of this Second
Amendment and delivered (by hard copy or facsimile) the same to the Agent or its counsel by 5:00 p.m. (San Francisco time) the Business Day before the Effective
Date, a nonrefundable amendment and extension fee in an amount equal to such
Bank's Commitment multiplied by 0.50%, which funds the Agent agrees to distribute to the Banks in accordance with their Pro Rata Shares.

            5.       Reservation of Rights.  The Company acknowledges and agrees that the execution and delivery by the Agent and the Banks of this Second
Amendment shall not be deemed to create a course of dealing or otherwise obligate the Agent or the Banks to enter into similar amendments under the same or similar circumstances in the future

            6.       Miscellaneous.

                     (a)      Except as herein expressly amended, all terms,
covenants and provisions of the Credit Agreement are and shall remain in full force and effect and all references therein to such Credit Agreement shall henceforth refer to the Credit Agreement as amended by this Second Amendment.

                     (b)      This Second Amendment shall be binding upon and
inure to the benefit of the parties hereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this
Second Amendment.

                     (c)      This Second Amendment shall be governed by and
construed in accordance with the law of the State of New York.

                     (d)      This Second Amendment may be executed in any
number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

                     (e)      This Second Amendment, together with the Credit
Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Second
Amendment supersedes all prior drafts and communications with respect thereto.
This Second Amendment may not be amended except in accordance with the provisions of Section 10.1 of the Credit Agreement.

                     (f)      If any term or provision of this Second Amendment
shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Second Amendment or the Credit Agreement, respectively.

                     (g)      Company confirms its obligations under Section
10.4(b) of the Credit Agreement to reimburse the Agent for all costs and expenses incurred by the Agent in connection with this Second Amendment.

         IN WITNESS WHEREOF, due parties hereto have executed and delivered this
Second Amendment as of the date first above written.

                                        SCOTIA PACIFIC COMPANY LLC

                                        By:      /S/ Gary L. Clark

                                        Title:

                                        BANK OF AMERICA, N.A.

                                        By:      /S/

                                        Title:   Managing Director

                                        THE BANK OF NOVA SCOTIA

                                        By:      /S/ M. Van Otterloo

                                        Title:   Managing Director, Corporate

                                        KEYBANK NATIONAL ASSOCIATION

                                        By:      /S/ Cheryl L. Ebner

                                        Title:   Senior Vice President

                                        U.S. BANK NATIONAL ASSOCIATION

                                        By:      /S/ James T.

                                        Title: